Exhibit 8.1 Subsidiaries of the Company Legal Name Jurisdiction of Incorporation Polestar Holding AB Sweden Polestar Automotive (Singapore) Pte. Ltd. Singapore Polestar Performance AB Sweden Polestar Automotive Canada Inc. Alberta, Canada Polestar Automotive USA Inc. Delaware, USA Polestar Automotive US Investment Inc. Delaware, USA Polestar Automotive Belgium BV Belgium Polestar Automotive Germany GmbH Germany Polestar Automotive Netherlands BV Netherlands Polestar Automotive Sweden AB Sweden Polestar Automotive Austria GmbH Austria Polestar Automotive Denmark ApS Denmark Polestar Automotive Finland Oy Finland Polestar Automotive Switzerland GmbH Switzerland Polestar Automotive Norway A/S Norway Polestar Automotive Korea Limited South Korea Polestar Automotive Australia PTY Ltd Australia Polestar Automotive (Singapore) Distribution Pte. Ltd. Singapore Polestar Automotive Ireland Limited Republic Ireland PLSTR Automotive Portugal Unipessoal Lda Portugal Polestar Automotive Poland sp. zo. o Poland Polestar Automotive UK Limited United Kingdom Polestar Automotive Spain S.L Spain Polestar Automotive Luxembourg SARL Luxembourg Polestar Automotive Czech Republic s.r.o Czech Republic Polestar Automotive Italy s.r.l Italy Polestar Automotive (China) Group Co., Ltd. People’s Republic of China Polestar New Energy Vehicle Co., Ltd. People’s Republic of China Polestar Automotive China Distribution Co., Ltd. People’s Republic of China Polestar Automotive Consulting Service (Shanghai) Co., Ltd. People’s Republic of China Polestar Automotive (Chongqing) Co., Ltd. People’s Republic of China Polestar Automotive (Singapore) Investment Pte Ltd Singapore